Exhibit 10.1
HUNTINGTON INGALLS INDUSTRIES, INC.
TERMS AND CONDITIONS APPLICABLE TO
NON-EMPLOYEE DIRECTOR STOCK GRANT
UNDER THE 2022 LONG-TERM INCENTIVE STOCK PLAN (“Plan”)

These Terms and Conditions (“Terms”) apply to Shares of the Company’s common stock granted by Huntington Ingalls Industries, Inc. (the “Company”) to its directors who are not employed by the Company or one of its subsidiaries. The grants are made pursuant to the terms of the Directors’ Compensation Policy. The date of grant of the Shares of common stock (the “Grant Date”) and the number of shares applicable to your award are set forth in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply only with respect to the Shares of common stock referred to above that is granted pursuant to the Directors’ Compensation Policy. If you are entitled to grants of such Shares of common stock, you are referred to as the “Director” with respect to your award. Capitalized terms are generally defined in the Plan, unless defined in Section 7 below or otherwise defined herein.
    The Share award is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Board, as such rules are in effect from time to time.

1.Vested Status; Payment of Shares.
The Shares subject to your award shall be one hundred percent (100%) vested as of the Grant Date. The Shares shall be paid to the Director on or after each quarterly Grant Date under the Directors’ Compensation Policy.
2.Transferability.
The award is non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to: (a) transfers to the Company; (b) transfers pursuant to a qualified domestic relations order (as defined in the Code); or (c) subject to the last sentence of this paragraph, transfers to members of the non-employee Director’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the non-employee Director’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Compensation Committee of the Board. Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements. The Company may honor any transfer in “(c)” above, provided the Compensation Committee receives evidence satisfactory to it that any such proposed transfer: (i) is being made for estate and/or tax planning purposes and on a basis consistent with the Company’s lawful issue of securities, and (ii) such transfer will not change the “time and form of payment” of the award and/or trigger excise taxes under Section 409A of the Internal Revenue Code and the rules thereunder
Upon issuance, the Shares shall not be subject to any restrictions on transferability, other than compliance with the ownership guidelines under the Directors’ Compensation Policy.
3.Compliance with Laws; No Stockholder Rights Prior to Issuance; Dividend Rights.
3.1    Compliance with Laws. The Company’s obligation to issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed.
3.2    Rights Associated with Shares. The Director shall have all the rights and privileges of a stockholder, including without limitation the right to vote or receive dividends, for any shares upon issuance.
4.Adjustments.
The Shares are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization consistent with all other issued and outstanding shares of common stock, as specified in the Plan.
5.Tax Matters.
5.1    Tax Withholding. The Company shall be entitled to require, as a condition of making any payments or issuing any shares upon payment of the Stock Units, that the Director or other person entitled to such shares or other payment pay any sums required to be withheld by federal, state, local or other applicable tax law with respect to such payment. Alternatively, the Company, in its discretion, may make such provisions for the withholding of taxes (if any such withholding is required) as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Director or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy any such withholding obligations at

Exhibit 10.1
the flat percentage rates applicable to supplemental wages).
5.2    Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the payment of the Stock Units.
5.3    Compliance with Code. The Board shall administer and construe the award, and may amend the Terms of the award, in a manner designed to comply with the Code and to avoid adverse tax consequences under Code Section 409A or otherwise.
5.4    Unfunded Arrangement. The right of the Director to receive payment under the award shall be an unsecured contractual claim against the Company. As such, neither the Director nor any Successor shall have any rights in or against any specific assets of the Company based on the award. Awards shall at all times be considered entirely unfunded for tax purposes.
6.Plan; Amendment.
This award is governed by, and the Director’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Board, as the foregoing may be amended from time to time. The Director shall have no rights with respect to any amendment of these Terms or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall govern.
7.Definitions.
Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is

“Directors’ Compensation Policy” means the Company’s Amended and Restated Directors’ Compensation Policy, as it may be amended from time to time.

“Successor” means the person acquiring a Director’s rights to a grant under the Plan by will or by the laws of descent or distribution.

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